FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR & ESG
Date: November 20, 2024		IR@maximus.com

Maximus Reports Fourth Quarter and Full Year Results for Fiscal Year 2024
Establishes fiscal year 2025 guidance
(Tysons, Va. - November 20, 2024) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three months and year ended September 30, 2024.
Highlights for the fourth quarter and full fiscal year 2024 include:
•Full year revenue increased 8.2% to $5.31 billion, compared to $4.90 billion for the prior year. Organic growth was 8.8% and driven by higher volumes on key programs in the U.S. segments. Fourth quarter revenue grew 4.4%, or 4.7% on an organic basis.
•Full year diluted earnings per share were $4.99, and adjusted diluted earnings per share were $6.11. Fourth quarter diluted earnings per share were $1.19, and adjusted diluted earnings per share were $1.46.
•Full year cash flows from operating activities totaled $515 million, and free cash flow was $401 million, enabling debt reduction across the year to yield a 1.4x leverage ratio at September 30, 2024, as calculated in accordance with our credit agreement.
•A quarterly cash dividend of $0.30 per share payable on November 30, 2024, to shareholders of record on November 15, 2024.
"We are proud of the team for an excellent finish to a strong year, and one that demonstrates a healthy core business operating within our margin expectations," said Bruce Caswell, President and Chief Executive Officer. "We kick off fiscal 2025 with guidance that blends the momentum of fiscal 2024 with thoughtfulness toward the upcoming U.S. Presidential transition."
Caswell continued, "Our earned position as an efficient and flexible partner to government in the administration of entitlement programs and essential government services perennially supported on a bipartisan basis positions us well to advise, adapt, and rapidly implement new priorities."
Consolidated Fiscal Year 2024 Fourth Quarter and Full Year Results
Revenue for the full fiscal year 2024 increased 8.2% to $5.31 billion, compared to $4.90 billion for the prior year. Organic growth was 8.8% over the prior year. Revenue for the fourth quarter of the fiscal year grew 4.4% to $1.32 billion, or 4.7% on an organic basis. Both periods benefited from volume growth on clinical programs in the U.S. Federal Services Segment. The U.S. Services Segment had a full fiscal year 2024 contribution of Medicaid redetermination activities that have returned to normal levels, plus excess volumes from Medicaid-related support activities that were concluded by the fourth quarter of fiscal year 2024.
For the full fiscal year 2024, the operating margin was 9.2% and the adjusted EBITDA margin was 11.6%. This compares to margins of 6.0% and 9.1%, respectively, for the prior year that reflected ramping volumes on core programs and a partial period contribution from resumed Medicaid-related activities. Adjusted EBITDA margin excludes divestiture-related charges which were not material in either fiscal year.
Earnings per share were $4.99 and adjusted diluted earnings per share were $6.11. This compares to $2.63 and $3.83, respectively, for the prior year. Fourth quarter diluted earnings per share were $1.19, and adjusted diluted earnings per share were $1.46. This compares to $0.96 and $1.29, respectively, for the prior-year period.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for fiscal year 2024 increased 13.9% to $2.74 billion, compared to $2.40 billion reported for the prior year. All growth was organic and driven primarily by volume growth on clinical programs.
The segment operating margin for the full fiscal year 2024 was 12.2%, as compared to 10.4% reported for the prior year. The segment delivered an 11.1% margin in fourth quarter of fiscal year 2024. Higher demand for services, particularly in clinical services, and a higher mix of performance-based work were drivers of margin enhancement in the segment this year.
U.S. Services Segment
U.S. Services Segment revenue for fiscal year 2024 increased by 5.5% to $1.91 billion, compared to $1.81 billion reported in the prior year. All growth was organic and driven by strong performance across the Medicaid-related portfolio. This included excess volumes from the unwinding exercise, which was concluded by the fourth quarter of this fiscal year.
The segment operating margin for fiscal year 2024 was 12.9%, compared to 10.1% reported in the prior year, and benefited from the strong Medicaid-related performance and the aforementioned excess volumes. The segment delivered an 11.1% margin in fourth quarter of fiscal year 2024 and did not benefit from excess volumes.
Outside the U.S. Segment
Outside the U.S. Segment revenue for fiscal year 2024 decreased 4.6% to $657.1 million as compared to $689.1 million reported for the prior year. Prior-year divestitures reduced revenue by 6.1%, while currency effects provided a 1.7% benefit to revenue growth.
The segment realized an operating profit of $7.7 million for fiscal year 2024, compared to an operating loss of $9.1 million in the prior year. Profitability for the segment this year, including the 4.8% margin in fourth quarter, reflects progress in containing volatile programs that have acted as greater headwinds in prior periods.
Sales, Pipeline, and Backlog
Year-to-date signed contract awards at September 30, 2024, totaled $2.2 billion, and contracts pending (awarded but unsigned) totaled $312 million. The book-to-bill ratio at September 30, 2024, was 0.4x on a trailing twelve-month basis. The lower book-to-bill reflects an anticipated lower-than-normal period of rebid activity. Given circumstances as best known today, the volume of adjudications for both rebids and new work are expected to increase over the next 12 months and result in an improved book-to-bill.
The sales pipeline at September 30, 2024, was $54.3 billion (comprised of approximately $4.22 billion in proposals pending, $7.12 billion in proposals in preparation, and $42.9 billion in opportunities tracking). New work opportunities represent approximately 48% of the total sales pipeline.
Backlog at September 30, 2024, which represents estimated future revenue from existing signed contracts, contracts that have been awarded but not yet signed, and unexercised priced contract options, was estimated to be $16.2 billion. This compares to $20.7 billion at the same point in the prior year. Remaining option periods for the Contact Center Operations (CCO) contract are included in the year-end balance, while the backlog associated with the Veterans Affairs Medical Disability Examination contracts has been reduced to account for the two-year recompete currently in the procurement stage.
Balance Sheet and Cash Flows
At September 30, 2024, cash and cash equivalents totaled $183 million, and gross debt was $1.15 billion. The ratio of debt, net of allowed cash, to consolidated EBITDA for the full year ended September 30, 2024, as calculated in accordance with our credit agreement, was 1.4x. At the same point in the prior year, the ratio was 2.2x, and we remain below our target leverage range of 2x to 3x.

For fiscal year 2024, cash flows from operating activities totaled $515 million, and free cash flow was $401 million. This compares to $314 million and $224 million, respectively, in the prior year. DSO at September 30, 2024, were 61 days, compared with 60 days at the same point in the prior year.
During fiscal year 2024, we purchased approximately 0.9 million shares totaling $73.1 million. Subsequent to September 30, 2024, and through November 19, 2024, we purchased approximately 0.5 million shares totaling $43.2 million. Including the subsequent activity, approximately $128 million remains on the current $200 million Board of Directors authorization granted in June 2024.
On October 5, 2024, our Board of Directors declared a quarterly cash dividend of $0.30 for each share of our common stock outstanding. The dividend is payable on November 30, 2024, to shareholders of record on November 15, 2024.
Fiscal Year 2025 Outlook
Maximus is establishing fiscal year 2025 guidance. Revenue is expected to range between $5.275 billion and $5.425 billion. An adjusted EBITDA margin, which excludes divestiture-related charges, of approximately 11.0% is anticipated for the full year. Adjusted diluted earnings per share, which excludes expense for amortization of intangible assets and divestiture-related charges, is expected to range between $5.70 and $6.00 per share.
Free cash flow is expected to range between $345 million and $375 million for fiscal year 2025. Forecasted expense of $92 million for amortization of intangible assets, $45 million for depreciation and amortization, and $65 million for interest is anticipated for the full year. An effective income tax rate of approximately 25% and weighted average shares outstanding of about 61 million is expected for fiscal year 2025.
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, November 21, 2024, at 9:00 a.m. ET. Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including organic growth, free cash flow, operating income, and EPS adjusted for amortization of intangible assets and divestiture-related charges, adjusted EBITDA, and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our earnings presentation and forthcoming Form 10-K.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the company’s confidence and strategies, and the company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2024, expected to be filed shortly with the Securities and Exchange Commission (SEC). The Company's SEC reports are accessible on maximus.com.

	FY25 Guidance Reconciliation - Non-GAAP
($ in millions except per share items)	Low End	High End
Operating income	$439	$464
Add: amortization of intangible assets	92	92
Add: depreciation & amortization of property, equipment and capitalized software	45	45
Add: divestiture-related charges	—	—
Adjusted EBITDA	$576	$601
Revenue	$5,275	$5,425
Adjusted EBITDA Margin	10.9%	11.1%

Diluted EPS	$4.60	$4.90
Add: effect of amortization of intangible assets on diluted EPS	1.10	1.10
Add: divestiture-related charges	—	—
Adjusted diluted EPS	$5.70	$6.00

Cash flows from operating activities	$435	$465
Remove: purchases of property and equipment and capitalized software costs	(90)	(90)
Free cash flow	$345	$375

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2024	2023	2024	2023
	(in thousands, except per share amounts)
Revenue	$1,315,870	$1,259,953	$5,306,197	$4,904,728
Cost of revenue	1,014,175	969,059	4,054,545	3,876,120
Gross profit	301,695	290,894	1,251,652	1,028,608
Selling, general, and administrative expenses	166,901	167,778	671,583	639,223
Amortization of intangible assets	23,038	23,992	91,570	94,591
Operating income	111,756	99,124	488,499	294,794
Interest expense	20,012	20,507	82,440	84,138
Other (income)/expense, net	(925)	442	(450)	363
Income before income taxes	92,669	78,175	406,509	210,293
Provision for income taxes	20,165	19,029	99,595	48,501
Net income	$72,504	$59,146	$306,914	$161,792

Earnings per share:
Basic	$1.20	0.97	$5.03	$2.65
Diluted	$1.19	0.96	$4.99	$2.63
Weighted average shares outstanding:
Basic	60,553	61,138	61,049	61,125
Diluted	61,085	61,617	61,484	61,450

Dividends declared per share	$0.30	$0.28	$1.20	$1.12

Maximus, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of September 30,
	2024	2023
	(in thousands)
Assets:
Cash and cash equivalents	$183,123	$65,405
Accounts receivable, net	879,514	826,873
Income taxes receivable	5,282	16,556
Prepaid expenses and other current assets	132,625	146,632
Total current assets	1,200,544	1,055,466
Property and equipment, net	38,977	38,831
Capitalized software, net	187,677	107,811
Operating lease right-of-use assets	133,594	163,929
Goodwill	1,782,871	1,779,215
Intangible assets, net	630,569	703,648
Deferred contract costs, net	59,432	45,372
Deferred compensation plan assets	55,913	42,919
Deferred income taxes	14,801	2,459
Other assets	27,130	46,147
Total assets	$4,131,508	$3,985,797
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$303,321	$282,081
Accrued compensation and benefits	237,121	194,251
Deferred revenue, current portion	83,238	60,477
Income taxes payable	26,535	451
Long-term debt, current portion	40,139	86,844
Operating lease liabilities, current portion	47,656	49,852
Other current liabilities	69,519	49,058
Total current liabilities	807,529	723,014
Deferred revenue, non-current portion	45,077	38,849
Deferred income taxes	169,118	203,898
Long-term debt, non-current portion	1,091,954	1,163,149
Deferred compensation plan liabilities, non-current portion	57,599	46,432
Operating lease liabilities, non-current portion	97,221	129,367
Other liabilities	20,195	13,253
Total liabilities	2,288,693	2,317,962
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 60,352 and 60,998 shares issued and outstanding as of September 30, 2024 and 2023, respectively	598,304	577,898
Accumulated other comprehensive loss	(32,460)	(27,615)
Retained earnings	1,276,971	1,117,552
Total shareholders' equity	1,842,815	1,667,835
Total liabilities and shareholders' equity	$4,131,508	$3,985,797

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Cash flows from operating activities:
Net income	$72,504	$59,146	$306,914	$161,792
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	9,811	17,633	33,957	54,725
Amortization of intangible assets	23,038	23,992	91,570	94,591
Amortization of debt issuance costs and debt discount	635	601	3,534	2,837
Deferred income taxes	(32,252)	(823)	(36,022)	1,552
Stock compensation expense	7,744	7,283	35,349	29,522
Loss on sale of businesses	—	—	1,018	883
Change in assets and liabilities, net of effects of business combinations and disposals:
Accounts receivable	(24,034)	(31,076)	(50,562)	(23,401)
Prepaid expenses and other current assets	(8,751)	(20,242)	10,565	859
Deferred contract costs	(4,778)	443	(13,155)	2,688
Accounts payable and accrued liabilities	19,926	814	18,267	17,729
Accrued compensation and benefits	59,290	44,262	38,247	12,650
Deferred revenue	10,455	19,624	28,534	(12,123)
Income taxes	21,729	16,228	32,305	(16,958)
Operating lease right-of-use assets and liabilities	225	1,707	(1,906)	(2,035)
Other assets and liabilities	8,292	4,997	16,643	(10,971)
Net cash provided by operating activities	163,834	144,589	515,258	314,340
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(31,953)	(31,832)	(114,190)	(90,695)
Asset acquisition	7	—	(17,999)	—
Proceeds from divestitures	7	608	3,085	9,732
Net cash used in investing activities	(31,939)	(31,224)	(129,104)	(80,963)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(18,054)	(17,020)	(72,901)	(68,073)
Purchases of Maximus common stock	(25,794)	—	(73,069)	—
Tax withholding related to RSU vesting	—	—	(13,455)	(8,475)
Payments for contingent consideration	—	(2,769)	(10,977)	(9,431)
Payments for debt financing costs	—	—	(9,724)	—
Proceeds from borrowings	250,000	161,901	1,100,166	844,299
Principal payments for debt	(259,377)	(222,460)	(1,212,202)	(952,974)
Cash-collateralized escrow liabilities	7,398	(1,601)	16,516	(56,144)
Net cash used in financing activities	(45,827)	(81,949)	(275,646)	(250,798)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,894	(1,018)	3,164	2,717
Net change in cash, cash equivalents, and restricted cash	87,962	30,398	113,672	(14,704)
Cash, cash equivalents and restricted cash, beginning of period	147,801	91,693	122,091	136,795
Cash, cash equivalents and restricted cash, end of period	$235,763	$122,091	$235,763	$122,091

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended September 30,				For the Year Ended September 30,
	2024		2023		2024		2023
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$675,117		$617,404		$2,737,244		$2,403,606
U.S. Services	463,555		473,827		1,911,813		1,812,069
Outside the U.S.	177,198		168,722		657,140		689,053
Revenue	$1,315,870		$1,259,953		$5,306,197		$4,904,728
Gross profit:
U.S. Federal Services	$159,688	23.7%	$155,373	25.2%	$665,762	24.3%	$557,886	23.2%
U.S. Services	110,290	23.8%	109,389	23.1%	479,787	25.1%	377,541	20.8%
Outside the U.S.	31,717	17.9%	26,132	15.5%	106,103	16.1%	93,181	13.5%
Gross profit	$301,695	22.9%	$290,894	23.1%	$1,251,652	23.6%	$1,028,608	21.0%
Selling, general, and administrative expenses:
U.S. Federal Services	$84,469	12.5%	$78,606	12.7%	$332,140	12.1%	$308,197	12.8%
U.S. Services	58,773	12.7%	54,198	11.4%	232,805	12.2%	194,991	10.8%
Outside the U.S.	23,149	13.1%	26,375	15.6%	98,398	15.0%	102,311	14.8%
Divestiture related charges (2)	—	NM	2,868	NM	1,018	NM	3,751	NM
Other (3)	510	NM	5,731	NM	7,222	NM	29,973	NM
Selling, general, and administrative expenses	$166,901	12.7%	$167,778	13.3%	$671,583	12.7%	$639,223	13.0%
Operating income/(loss):
U.S. Federal Services	$75,219	11.1%	$76,767	12.4%	$333,622	12.2%	$249,689	10.4%
U.S. Services	51,517	11.1%	55,191	11.6%	246,982	12.9%	182,550	10.1%
Outside the U.S.	8,568	4.8%	(243)	(0.1)%	7,705	1.2%	(9,130)	(1.3)%
Amortization of intangible assets	(23,038)	NM	(23,992)	NM	(91,570)	NM	(94,591)	NM
Divestiture related charges (2)	—	NM	(2,868)	NM	(1,018)	NM	(3,751)	NM
Other (3)	(510)	NM	(5,731)	NM	(7,222)	NM	(29,973)	NM
Operating income	$111,756	8.5%	$99,124	7.9%	$488,499	9.2%	$294,794	6.0%

(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)During fiscal years 2024 and 2023, we sold a number of businesses in our Outside the U.S. Segment.
(3)Other includes credits and costs that are not allocated to a particular segment, including charges related to acquisitions, divestitures, and certain legal activities. For fiscal year 2023, these included charges of $29.3 million related to a previously disclosed cybersecurity incident.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Net cash provided by operating activities	$163,834	$144,589	$515,258	$314,340
Purchases of property and equipment and capitalized software	(31,953)	(31,832)	(114,190)	(90,695)
Free cash flow	$131,881	$112,757	$401,068	$223,645

Maximus, Inc.
Non-GAAP Adjusted Results - Operating Income, Adjusted EBITDA, Net Income, and Diluted Earnings per Share
(Unaudited)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2024	2023	2024	2023
	(dollars in thousands, except per share data)
Operating income	$111,756	$99,124	$488,499	$294,794
Add back: Amortization of intangible assets	23,038	23,992	91,570	94,591
Add back: Divestiture-related charges	—	2,868	1,018	3,751
Adjusted operating income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$134,794	$125,984	$581,087	$393,136
Adjusted operating income margin excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	10.2%	10.0%	11.0%	8.0%

Add back: Depreciation and amortization of property, equipment, and capitalized software	9,811	17,633	33,957	54,725
Adjusted EBITDA (Non-GAAP)	$144,605	$143,617	$615,044	$447,861
Adjusted EBITDA margin (Non-GAAP)	11.0%	11.4%	11.6%	9.1%

Net income	$72,504	$59,146	$306,914	$161,792
Add back: Amortization of intangible assets, net of tax	16,973	17,682	67,481	69,714
Add back: Divestiture-related charges	—	2,868	1,018	3,751
Adjusted net income excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$89,477	$79,696	$375,413	$235,257

Diluted earnings per share	$1.19	$0.96	$4.99	$2.63
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.27	0.28	1.10	1.14
Add back: Effect of divestiture-related charges on diluted earnings per share	—	0.05	0.02	0.06
Adjusted diluted earnings per share excluding amortization of intangible assets and divestiture-related charges (Non-GAAP)	$1.46	$1.29	$6.11	$3.83